Exhibit 11.1


                Statement re: Computation of Per Share Earnings


The following table sets forth the computation of earnings per share for the nine and three months ended September 30, 1997 and 1996. The computation of weighted average common shares and common share equivalents on a fully diluted basis is the same as on the primary basis since the average and ending market price used in the computation is the same.

                                                  Nine Months Ended           Three Months Ended
                                                    September 30,                September 30,

                                            -------------------------------------------------------
                                                 1997          1996          1997         1996
                                            ------------- ------------- ------------- -------------
Net income (loss) before extraordinary
item                                        $ (1,091,023) $  2,019,030  $   (732,443) $  1,009,248

Extraordinary item, net                       (1,556,898)            -             -             -
                                            ------------  ------------  ------------  ------------
Net income (loss)                           $ (2,647,921) $  2,019,030  $   (732,443) $  1,009,248
                                            ============  ============  ============  ============
Weighted  average   outstanding   common
   shares   (includes   100,000   shares
   subject  to put  option  for the nine
   months ended  September  30, 1997 and
   for the three months ended  September
   30,  1997 and 1996 and 88,890  shares
   subject  to put  option  for the nine
   months  ended   September  30,  1996,
   respectively)                                 968,577       910,331       976,002       950,804

Increase  due  to  assumed  issuance  of
   shares related to  outstanding  stock
   options  using  the  treasury   stock
   method                                              -         1,575             -         1,575
                                            ------------  ------------  ------------  ------------
Increase  due  to  assumed  exercise  of
   stock  warrants  using  the  treasury
   stock method                                        -       144,093             -       147,758
                                            ------------  ------------  ------------  ------------
Adjusted  weighted   average  number  of
   common   shares  and   common   share
   equivalents                                   968,577     1,055,999       976,002     1,100,137
                                            ============  ============  ============  ============
Earnings  (loss)  per  common  share and
   common share equivalent:

Netincome (loss) before extraordinary item

                                            $    (1.13)   $      1.91   $    (0.75)   $      0.92

Extraordinary item, net                          (1.60)             -            -              -
                                            ------------  ------------  ------------  ------------

Net income (loss)                           $    (2.73)   $      1.91   $    (0.75)   $      0.92
                                            ============= ============= ============= =============
